Exhibit 5.2

McCarthy Tétrault LLP Suite 2500 1000 De La Gauchetière Street West Montréal (Québec) H3B 0A2 Canada Tel: 514-397-4100 Fax: 514-875-6246

September 29, 2021

Li-Cycle Holdings Corp.

2351 Royal Windsor Drive, Unit 10

Mississauga, Ontario

L5J 4S7

Dear Sirs/Mesdames:

Re:    Registration Statement on Form F-1

We have acted as Canadian counsel for Li-Cycle Holdings Corp. (the “Corporation”), a corporation governed by the Business Corporations Act (Ontario), in connection with the filing of a Registration Statement on Form F-1 (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933 (the “Securities Act”). We understand that the Registration Statement relates to the registration of (a) 116,046,198 common shares of the Corporation, which consists of: (i) 76,997,198 common shares of the Corporation issued to certain shareholders of Li-Cycle Corp. (“Li-Cycle”) in connection with the closing of the business combination (the “Business Combination”) between Peridot Acquisition Corp. (“Peridot”), the Corporation and Li-Cycle, (ii) 7,500,000 common shares of the Corporation issued to the holders of Class B common shares of Peridot in connection with the closing of the Business Combination, and (iii) 31,549,000 common shares of the Corporation issued to certain investors on a private placement basis in connection with the closing of the Business Combination (the common shares referred to in (i), (ii) and (iii) being hereinafter collectively referred to as the “Selling Securityholders Shares”), (b) 23,000,000 common shares of the Corporation (the “Warrant Shares”) issuable upon the exercise of warrants of the Corporation that were issued in exchange for outstanding warrants of Peridot in connection with the Business Combination, including 8,000,000 warrants (the “Private Warrants”) issued by Peridot by way of private placement and 15,000,000 warrants (collectively with the Private Warrants, the “Warrants”) issued by Peridot pursuant to Peridot’s initial public offering, and (c) the Private Warrants.

Materials Reviewed

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the warrant agreement dated as of September 23, 2020 (the “Warrant Agreement”) between Peridot and Continental Stock Transfer & Trust Company (the “Trustee”), as trustee, as amended by a warrant amendment agreement (the “Warrant Amendment Agreement”) between the Corporation and the Trustee dated August 10, 2021.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed below.

Assumptions and Fact Reliance

We have assumed:

(a)	the genuineness of all signatures on all documents examined by us and the legal capacity of all natural persons;

(b)	the authenticity of all documents submitted to us as originals;

(c)

the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(d)

the accuracy, currency and completeness of the indices and filing systems maintained at the public offices, registries and websites where we have searched or made inquiries or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein; and

(e)

that (i) other than by the Warrant Amendment Agreement, the Warrant Agreement has not been amended or supplemented either in writing, orally or otherwise, and has not been terminated, and (ii) the Warrant Amendment Agreement has not been amended or supplemented either in writing, orally or otherwise, and has not been terminated.

We have relied upon a certificate of an officer of the Corporation, a copy of which has been provided to you, with respect to the accuracy and completeness of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

For the purposes of the opinions expressed in paragraph 1 below, we have relied upon a certificate of status dated September [29], 2021 issued in respect of the Corporation by the Ontario Ministry of Government Services.

Where our opinions expressed herein refer to the Selling Securityholders Shares or the Warrant Shares having been issued as being “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been paid for such shares. No opinion is expressed as to the adequacy of any consideration received.

Applicable Laws

The opinions expressed below are restricted to the laws of the Province of Ontario and the laws of Canada applicable therein.

Opinions

Based upon and relying on the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that, on the date hereof:

1.	The Corporation is a corporation amalgamated under the Business Corporations Act (Ontario) and has not been dissolved.

2.	The Corporation has taken all necessary corporate action to authorize the execution and delivery of the Warrant Amendment Agreement and the performance of its obligations thereunder.

3.	The Selling Securityholders Shares have been validly issued as fully paid and non-assessable common shares of the Corporation.

4.

The Warrant Shares, when issued by the Corporation upon the exercise of the Warrants in accordance with their terms and the terms of the Warrant Agreement and the Warrant Amendment Agreement, will be validly issued as fully paid and non-assessable common shares of the Corporation.

Consent and Qualifications

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McCarthy Tétrault LLP

McCarthy Tétrault LLP